Exhibit (n) Consent of Independent Registered Public Accounting Firm for RiverSource Survivorship Variable Universal Life Insurance
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-6 (No.333-260322) (the “Registration Statement”) of RiverSource® Survivorship Variable Universal Life Insurance of our report dated April 19, 2023 relating to the financial statements of RiverSource Life Insurance Co. of New York and consent to the use in the Registration Statement of our report dated April 20, 2023 relating to the financial statements of each of the divisions of RiverSource of New York Account 8, which appear in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm" in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 20, 2023